Exhibit 10.27

NUTRISYSTEM, INC.

AMENDED AND RESTATED NUTRISYSTEM, INC.

2008 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION GRANT AGREEMENT

Keira Krausz

This NONQUALIFIED STOCK OPTION GRANT AGREEMENT (the “Agreement”), dated as of [                    ] (the “Date of Grant”), is delivered by NutriSystem, Inc. (the “Company”) to Keira Krausz (the “Grantee”).

RECITALS

A. The Amended and Restated NutriSystem, Inc. 2008 Long-Term Incentive Plan permits the grant of stock options to purchase shares of common stock of the Company, par value $0.001 per share.

B. In satisfaction of the Company’s commitment to issue stock options to the Grantee upon commencement of her employment, as contained in the letter agreement between the Employer and the Grantee dated February 5, 2013 (the “Employment Agreement”), the Compensation Committee of the Board of Directors of the Company has approved this grant.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Option.

(a) Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase [                ] shares of Company Stock at an exercise price of [$        ] per share of Company Stock. The Option shall become vested and exercisable according to Paragraph 2 below.

(b) The Grantee hereby accepts this stock award and acknowledges that it satisfies the Company’s commitment to issue stock options to her upon commencement of her employment, as described in the Employment Agreement.

(c) Capitalized terms used but not otherwise defined herein will have the meanings defined in the Plan.

2. Exercisability of Option.

(a) Except as provided below in Paragraphs 2(b) and 2(c), the Option shall become vested and exercisable on the following dates, if the Grantee continues to be employed by, or provide services to, the Employer from the Date of Grant through the applicable vesting date (each, a “Vesting Date”):

Vesting Date	Portion of Option Becoming Exercisable on the Vesting Date

First Anniversary of Date of Grant	25%
Second Anniversary of Date of Grant	25%
Third Anniversary of Date of Grant	25%
Fourth Anniversary of Date of Grant	25%

The vesting and exercisability of the Option is cumulative, but shall not exceed 100% of the shares of Company Stock subject to the Option. If the foregoing schedule would produce fractional shares of Company Stock, the number of shares of Company Stock for which the Option becomes vested and exercisable shall be rounded down to the nearest whole share.

(b) If at any time prior to the date the Option becomes fully vested and exercisable, the Grantee ceases to be employed by, or provide services to, the Employer on account of (i) the death of the Grantee, or (ii) termination by the Employer because the Grantee becomes “totally disabled” (defined as a condition entitling Grantee to benefits under any long-term disability plan or policy maintained or funded by the Employer), the next tranche of the Option that would otherwise have become vested and exercisable under Paragraph 2(a) (but for such cessation of employment or service) will become vested and exercisable as of the date of such cessation of employment or service; provided that, in its discretion, the Company may condition such accelerated vesting on the execution by the Grantee or her estate (as applicable) of a release of claims in a form prescribed by the Company and on that release becoming irrevocable within 30 days following the cessation of the Grantee’s employment or service.

(c) If at any time prior to the date the Option becomes fully vested and exercisable, the Grantee ceases to be employed by, or provide services to, the Employer on account of (i) a termination by the Employer without “cause” (as defined in the Employment Agreement), or (ii) the resignation by the Grantee with “good reason” (as defined in the Employment Agreement), the vesting of the Option shall accelerate to the extent, and subject to the conditions, described in the severance provisions of the Employment Agreement.

3. Term of Option.

(a) The Option shall have a term of seven years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b) The Option shall also automatically terminate upon the happening of the first of the following events:

(i) The expiration of the 90-day period after the Grantee ceases to be employed by, or provide service to, the Employer, if the termination is for any reason other than death, cause or the Grantee becoming totally disabled.

(ii) The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer on account of the Grantee becoming totally disabled.

(iii) The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer, if the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the Grantee ceases to be so employed or provide such services on account of a termination described in clause (i) above.

(iv) The date on which the Grantee ceases to be employed by, or provide service to, the Employer for “cause.” In addition, notwithstanding the prior provisions of this Paragraph 3, if the Grantee engages in conduct that constitutes “cause” after the Grantee’s employment or service terminates, the Option shall immediately terminate and the Grantee shall automatically forfeit all shares of Company Stock underlying any exercised portion of the Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the exercise price paid by the Grantee for such shares.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the seventh anniversary of the Date of Grant. Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by, or provide service to, the Employer (determined after giving effect to Paragraph 2(b) or 2(c), if applicable) shall immediately terminate.

4. Exercise Procedures.

(a) Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the exercisable portion of the Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of shares of Company Stock as to which the Option is to be exercised and the method of payment. Payment of the exercise price and applicable withholding taxes shall be made in accordance with procedures established by the Committee from time to time based on the type of payment being made but, in any event, prior to issuance of the shares of Company Stock. The Grantee shall pay the exercise price and applicable withholding taxes (i) in cash or certified check, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Grantee and having an aggregate Fair Market Value on the date of exercise equal to the exercise price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the exercise price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve to the extent permitted by applicable law. The Committee may impose from time to time such limitations as it deems appropriate on the use of shares of Company Stock to exercise the Option.

(b) The obligation of the Company to deliver shares of Company Stock upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the

Option after the Grantee’s death) represent that the Grantee is purchasing the shares of Company Stock for the Grantee’s own account and not with a view to, or for sale in connection with, any distribution of the shares of Company Stock, or such other representations as the Committee deems appropriate.

(c) All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for all applicable taxes. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Option by having shares of Company Stock withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

5. Dissolution or Liquidation; Sale or Merger. In the event of a dissolution, liquidation, sale or merger of the Company or any similar event or transaction, the Committee may adjust, terminate and/or settle the Option to the extent it deems appropriate and consistent with the Plan’s purposes.

6. Restrictions on Exercise. Except as the Committee may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

7. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8. Restrictions on Sale or Transfer of Shares.

(a) The Grantee agrees that the Grantee will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber the shares of Company Stock underlying the Option unless the shares of Company Stock are registered under the 1933 Act, or the Company is given an opinion of counsel reasonably acceptable to the Company that such registration is not required under the 1933 Act.

(b) In consideration for this Option grant, the Grantee agrees to be bound by the Employer’s policies as in effect from time to time, including, but not limited to, the Company’s Insider Trading, Anti-Hedging and Clawback Policies and Stock Ownership Guidelines, and understands that there may be certain times during the year that the Grantee will be prohibited from selling, transferring, donating, assigning, mortgaging, hypothecating or otherwise encumbering Company securities.

9. No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate at will the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

10. No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the shares of Company Stock subject to the Option until such shares are actually issued following exercise of the Option.

11. Confidential Information, Non-Competition and Non-Solicitation. The Grantee affirms her obligations under the Nondisclosure and Noncompete Agreement for Management Employees.

12. Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

13. Effect on Other Benefits. The value of this Option or the shares of Company Stock received upon exercise of the Option shall not be considered eligible earnings for purposes of any other plans maintained by the Company or the Employer. Neither shall such value be considered part of the Grantee’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

14. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

15. Notice. Notices permitted or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier addressed, in the case of the Company, c/o its General Counsel at its principal executive office and, in the case of the Grantee, to her most recent address set forth in the personnel records of the Company.

16. Entire Agreement. This Agreement, including the terms of the Employment Agreement specifically incorporated by reference in Paragraph 2(c), represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.

17. Consent to Electronic Delivery. The Grantee hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically. The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Company.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has placed his or her signature hereon, on this     day of             , 2013.

NUTRISYSTEM, INC.

Attest:

By:
Name:	Kathleen Simone	Name:	David Clark
Title:	SVP, Finance & Controller	Title:	Chief Financial Officer

I hereby accept the grant of the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Grantee: Keira Krausz